EXHIBIT 23.1

National Presto Industries, Inc.

Eau Claire, Wisconsin

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-220280) on Form S-8 of National Presto Industries, Inc. of our reports dated March 13, 2026, relating to the consolidated financial statements, and the financial statement schedule and the effectiveness of internal control over financial reporting of National Presto Industries, Inc., appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of National Presto Industries, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Milwaukee, Wisconsin

March 13, 2026